CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2012, accompanying the financial statements of Intermediate Corporate Investment Grade Trust, Series 36 (included in Van Kampen Unit Trusts, Taxable Income Series 161) as of February 29, 2012, and for the period from March 12, 2009 (date of deposit) through February 28, 2010 and for each of the two years in the period then ended February 29, 2012 and the financial highlights for the period from March 12, 2009 (date of deposit) through February 28, 2010 and for each of the two years in the period ended February 29, 2012, contained in this Post-Effective Amendment No. 3 to Form S-6 (File No. 333-155944) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2012